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                                  EXHIBIT 99.1

           Union Planters Corporation Press Release dated January 20,
                     2000, announcing operating results for
               the three and twelve months ended December 31, 1999


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JANUARY 20, 2000

               UNION PLANTERS CORPORATION ANNOUNCES RECORD ANNUAL
            NET EARNINGS OF $410 MILLION, OR $2.85 PER DILUTED SHARE

         Memphis, TN -- Union Planters Corporation (NYSE: UPC) announced today record annual net earnings for 1999 of $410.0 million, or $2.85 per diluted share, compared to $225.6 million, or $1.58 per diluted share, a year ago. Results for 1998 were reduced by merger-related and other significant charges. Net earnings for 1999 represented returns on average assets and average common equity of 1.25% and 13.80%, respectively.

         Cash operating earnings for the year were $440.3 million compared to $351.9 million in 1998. On a diluted per share basis, cash operating earnings for the year were $3.06 compared to $2.47 in the prior year, or an increase of 24%. Cash operating earnings represented returns on average assets and average common equity of 1.34% and 14.83%, respectively.

         For the fourth quarter of 1999, net earnings were $97.4 million compared to $27.6 million for the fourth quarter of 1998. On a diluted per share basis, net earnings were $.69 compared to $.19 a year ago.

         The 1999 results include the following acquisitions from their respective dates of acquisition:

         - January 31, 1999 - First Mutual Bancorp, Inc., the parent of First Mutual Bank, S.B., in Decatur, Illinois with total assets of $403 million;

         - February 1, 1999 - First and Farmers Bancshares, Inc., the parent company of First & Farmers Bank of Somerset in Somerset, Kentucky, and Bank of Cumberland in Burkesville, Kentucky, with combined total assets of $335 million;

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         -        March 5, 1999 - the purchase of $850 million in loans, 56
                  branch locations, and the assumption of $1.7 billion of deposits from First Chicago NBD Corporation in Indiana; and

         - July 16, 1999 - Republic Banking Corporation of Florida, the parent company of Republic National Bank of Miami, in Miami, Florida, with $1.4 billion in total assets.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer said. "We are pleased with the progress made in 1999 and to be able to report record earnings for the year. Our organization was challenged as we completed all of our planned data processing conversions for the charter consolidations and 1998 and 1999 acquisitions. We now have common systems throughout the Company. These efforts and "Y2K" readiness occupied a significant amount of resources and caused our expense levels to be higher than they would otherwise have been. However, the time spent on "Y2K" paid off as we did not experience any significant problems. We also believe our efforts to expand our markets, consolidate operations and systems, standardize products, and train our personnel to deliver a broader range of financial products will pay dividends this year and over the long-term. For 2000, we are budgeting an increase in net earnings per share of 8% to 12%. We anticipate that rising interest rates and competition will continue to put pressure on industry spreads this year."

            Net interest income for 1999 was $1.3 billion, an increase of 4% over the prior year. Average earning assets increased $1.4 billion in 1999 to $29.7 billion. Loans at year end, excluding FHA/VA government insured/guaranteed loans, were $20.9 billion, an increase of 11% from 1998. The net interest spread increased from 3.60% to 3.69% while the net interest margin declined to 4.36% from 4.40%, still one of the best margins among the largest bank holding companies.

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         For the fourth quarter of 1999, net interest income was $321.0 million compared to $293.9 million for the same period in 1998. Average earning assets for the fourth quarter of 1999 increased $1.2 billion compared to the same quarter in 1998. The net interest spread for the quarter was 3.75% versus 3.46% in 1998 and the net interest margin was 4.39% compared to 4.24% for the fourth quarter of 1998.

         The provision for losses on loans for 1999 was $74.0 million compared to $204.1 million in 1998. For the fourth quarter, the provision for losses on loans was $19.7 million compared to $76.6 million for the same period last year and $20.4 million for the third quarter of 1999. The decrease year over year is attributable primarily to the sale of the credit card portfolio in the fourth quarter of 1998 and to lower provisions by the institutions acquired in 1998.

         Net charge-offs for the year and for the fourth quarter were $96.3 million and $36.1 million, respectively, which compares to $186.3 million and $80.6 million for the same periods in 1998. The higher level of charge-offs in 1998 was attributable to a more aggressive policy of dealing with the problem credits of banks acquired in 1998 and to the level of charge-offs in the credit card portfolio.

         At December 31, 1999, the allowance for losses on loans was $342.3 million, or 1.64% of loans and 264% of nonperforming loans. Nonperforming assets and loans 90 days or more past due at December 31, 1999 were $260.3 million, or 1.24% of loans and foreclosed properties. This compares to $231.2 million, or 1.23% of loans and foreclosed properties, at December 31, 1998 and $262.8 million, or 1.26% of loans and foreclosed properties, at September 30, 1999.

         Noninterest income for 1999 was $512.7 million compared to $568.8 million for the same period in 1998. The decline from 1998 relates primarily to the gain on sale of the credit card portfolio in the fourth quarter of 1998 and to certain other unusual items. Excluding these items and investment securities gains and losses, noninterest income increased $15.4 million. This growth is attributable primarily to service charges on deposit accounts, mortgage banking revenues, insurance commissions, annuity sales, and to growth from banks acquired in 1999. The growth was partially offset by a decline in bank card fee income due to the sale of the credit card portfolio in 1998.

         For the fourth quarter of 1999, noninterest income was $122.4 million compared to $116.9 million for the same period in 1998 excluding investment securities gains and losses and unusual items.

         Noninterest expense for 1999 was $1.1 billion compared to $1.2 billion in 1998. Excluding merger-related and other significant charges in 1998, expenses rose $90.8 million for the year. Expected expense savings from the charter consolidations and merger integration were more than offset by 1999 acquisitions; increased spending on advertising, promotion and training; and efforts to expand future fee income in mortgage banking, brokerage, insurance, and annuity sales.

         Noninterest expenses were $277.1 million for the fourth quarter of 1999 compared to $362.1 million for the same quarter in 1998 and $266.0 million for the third quarter of 1999.

         Union Planters Corporation ended the year with total assets of $33.3 billion, total loans of $21.4 billion, and total deposits of $23.4 billion. Shareholders' equity at December 31, 1999 was $2.8 billion and the shareholders' equity to total assets and leverage ratios were 8.34% and 6.65%, respectively.

         The Company has purchased 4.7 million shares of its common stock in connection with the share purchase plan announced in August 1999. The plan authorized the repurchase of up to 5% of Union Planters' common stock or approximately 7.1 million shares. The purchases were expected to


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take place over an 18 to 24 month period in either open market or in privately negotiated transactions.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,017 ATMs and 868 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. Union Planters is one of the 30 largest bank holding companies in the United States. The Corporation's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

         This press release contains forward looking statements relating to management's expectations for the year 2000. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 1998 Annual Report on Form 10-K and "Cautionary Statement About Forward-Looking Information" in the September 30, 1999 Quarterly Report on Form 10-Q.

                                      -O0O-

FOR ADDITIONAL INFORMATION, INCLUDING SUPPLEMENTAL FINANCIAL INFORMATION FOR THE FOURTH QUARTER AND THE YEAR, VISIT UNION PLANTERS' WEB SITE AT http://www.unionplanters.com OR CONTACT:

FINANCIAL CONTACT
JACK W. PARKER
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
(901) 580-6781

MEDIA CONTACT
BILL ANDREWS
SENIOR VICE PRESIDENT
(901) 580-2892

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED                YEAR ENDED
                                                           DECEMBER 31,                  DECEMBER 31,
                                                      1999           1998           1999             1998
-------------------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                       $   321,016    $   293,940    $  1,256,531     $  1,207,233
     Taxable-equivalent basis                         330,339        306,712       1,294,509        1,244,534
   Provision for losses on loans                       19,661         76,584          74,045          204,056
   Noninterest income
     Investment securities gains (losses)                 160          6,021           2,128           (9,074)
     Other                                            122,498        191,771         510,582          577,833
   Noninterest expense                                277,117        362,057       1,076,364        1,200,014
   Earnings before income taxes                       146,896         53,091         618,832          371,922
   Applicable income taxes                             49,546         25,500         208,834          146,316
   NET EARNINGS                                        97,350         27,591         409,998          225,606

   NET EARNINGS APPLICABLE TO COMMON SHARES            96,929         27,121         408,240          223,532

   CASH EARNINGS (1)                                  110,434         35,991         457,580          252,895

   CASH OPERATING EARNINGS (2)                                                       440,337          351,866

-------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings
             - basic                              $       .69    $       .19    $       2.88     $       1.61
             - diluted                                    .69            .19            2.85             1.58
   Cash earnings (1)
             - basic                                      .79            .25            3.21             1.80
             - diluted                                    .78            .25            3.18             1.77
   Cash operating earnings (2)
             - basic                                                                    3.09             2.52
             - diluted                                                                  3.06             2.47

   Cash dividends                                         .50            .50            2.00             2.00
   Book value                                                                          19.90            20.86

-------------------------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/
   guaranteed loans                                                             $ 20,927,187     $ 18,816,915
   Allowance for losses on loans                                                     342,300          321,476
   Nonperforming assets
      Nonaccrual loans                                                               127,766          150,378
      Restructured loans                                                               1,878            5,612
      Foreclosed properties                                                           37,864           26,607
   Loans 90 days past due                                                             92,834           48,626
   FHA/VA government-insured/guaranteed loans                                        519,213          759,911
      Nonaccrual                                                                       6,613            9,232
      90 days past due                                                               240,799          355,124
   Available for sale investment securities
       Amortized cost                                                              7,685,096        8,208,570
       Fair value                                                                  7,472,455        8,301,703
       Unrealized gain (loss), net of taxes                                         (134,217)          57,245
   Total assets                                                                   33,280,353       31,691,953
   Total deposits                                                                 23,372,116       24,896,455
   Total shareholders' equity                                                      2,776,109        2,984,078
   Total common equity                                                             2,755,234        2,960,725
   Tier 1 capital                                                                  2,139,735        2,746,285

-------------------------------------------------------------------------------------------------------------

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                        THREE MONTHS ENDED               YEAR ENDED
                                                            DECEMBER 31,                 DECEMBER 31,
                                                       1999            1998          1999           1998
------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, excluding FHA/VA government-
      insured/guaranteed loans                      $21,182,056    $19,389,417    $20,543,632    $19,539,852
   FHA/VA government-insured/
      guaranteed loans                                  528,806        761,455        597,944        958,921
   Investment securities                              7,766,424      8,032,049      8,137,587      7,217,180
   Earning assets                                    29,855,930     28,703,013     29,676,273     28,302,836
   Total assets                                      33,140,601     31,388,245     32,902,370     30,744,326
   Total deposits                                    24,057,562     24,530,709     25,027,643     23,583,305
   Interest-bearing liabilities                      25,305,421     23,816,423     24,927,137     23,507,819
   Demand deposits                                    4,222,365      3,854,463      4,315,708      3,594,978
   Shareholders' equity                               2,944,349      2,965,740      2,980,664      2,931,703
   Common equity                                      2,922,896      2,941,472      2,958,346      2,899,372

------------------------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Net earnings
       Return on average assets                            1.17%           .35%          1.25%           .73%
       Return on average common equity                    13.16           3.66          13.80           7.71
   Cash operating earnings (2)
       Return on average assets                                                          1.34           1.14
       Return on average common equity                                                  14.83          12.06
       Return on average tangible assets                                                 1.37           1.16
       Return on average tangible common equity                                         20.17          13.37
   Allowance for losses on loans to loans (3)                                            1.64           1.71
   Nonperforming loans to loans (3)                                                       .62            .83
   Nonperforming assets to loans and
       foreclosed properties (3)                                                          .80            .97
   Net charge-offs of loans                         $    36,082    $    80,625    $    96,296    $   186,281
   Net charge-offs as a percentage of
      average loans (3)                                     .68%          1.65%           .47%           .95%
   Common shares outstanding (end of
      period, in thousands)                                                           138,487        141,925
   Weighted average shares outstanding
      (in thousands)
         Basic                                          140,044        141,312        141,854        139,034
         Diluted                                        141,912        142,803        143,983        142,693
   Yield on earning assets (taxable-equivalent
      basis)                                               7.96%          8.05%          7.87%          8.31%
   Rate on interest-bearing liabilities                    4.21           4.59           4.18           4.71
   Interest rate spread (taxable-equivalent
       basis)                                              3.75           3.46           3.69           3.60
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                               4.39           4.24           4.36           4.40
   Shareholders' equity to total assets                                                  8.34           9.42
   Leverage ratio                                                                        6.65           8.86


(1) Earnings before goodwill and other intangibles amortization, net of taxes.
(2) Earnings before goodwill and other intangibles amortization, merger-related charges and other significant items, net of taxes.
(3) Excludes FHA/VA government-insured/guaranteed loans
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